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                                                                       EX 99.B1B

                        DELAWARE GROUP TREND FUND, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                           ARTICLES OF INCORPORATION





                 Delaware Group Trend Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies, in accordance with Section 2-208 and Section 2-208.1 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

                 FIRST:   The Corporation has authority to issue a total of One
Hundred Million (100,000,000) shares of common stock with a par value of Fifty Cents ($0.50) per share of the Corporation (the "Common Stock"), having an aggregate par value of Fifty Million Dollars ($50,000,000). Of such One Hundred Million (100,000,000) shares of Common Stock, Eighty-Five Million (85,000,000) shares have been allocated to the Common Stock series of the Common Stock as follows: (1) Twenty-Five Million (25,000,000) shares have been allocated to each of the Trend Fund (Institutional) class and Trend Fund B Class and (2) Thirty-Five Million (35,000,000) shares have been allocated to the Trend Fund class.

                 SECOND: The Board of Directors of the Corporation, at a meeting held on July 20, 1995, adopted resolutions increasing the aggregate number of shares of Common Stock that the Corporation has authority to issue to Five Hundred Million (500,000,000) shares, classifying a fourth class of shares of the Common Stock series of the Common Stock as the Trend Fund C Class (the "C Class"), classifying and allocating Twenty-Five Million (25,000,000) shares of authorized, unissued and unclassified Common Stock to the C Class, and classifying and allocating an additional Fifteen Million (15,000,000) shares of authorized, unissued and unallocated Common Stock to the Trend Fund class of the Common Stock series of the Common Stock.


                 THIRD:   As a result of the aforesaid increase in the
authorized Common Stock and classifications, the Corporation has authority to issue Five Hundred Million (500,000,000) shares of Common Stock, having an aggregate par value of Two Hundred Fifty Million Dollars ($250,000,000). Of such Five Hundred Million (500,000,000) shares of Common Stock, One Hundred Twenty-Five Million (125,000,000) shares have been allocated to the Common Stock series of the Common Stock as follows: (1) Twenty-Five


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Million (25,000,000) shares have been allocated to each of the Trend Fund
(Institutional) class, the Trend Fund B Class and the C Class and (2) Fifty Million (50,000,000) shares have been allocated to the Trend Fund class.

                 FOURTH: The shares of the C Class shall represent proportionate interests in the same portfolio of investments as the shares of the Trend Fund (Institutional) class, Trend Fund B Class and Trend Fund class of the Common Stock series of the Common Stock. The shares of the C Class shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the shares of the Trend Fund (Institutional) class, Trend Fund B Class and Trend Fund class of the Common Stock series of the Common Stock, all as set forth in the Articles of Incorporation of the Corporation, except for the differences hereinafter set forth:

                 1. The dividends and distributions of investment income and capital gains with respect to shares of the C Class shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary with respect to such class from the dividends and distributions of investment income and capital gains with respect to the other classes of the Common Stock series of the Common Stock to reflect differing allocations of the expenses of the Corporation among the shares of such classes and any resultant difference among the net asset values per share of the shares of such classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income and capital gains and expenses and liabilities of the Corporation among the four classes of the Common Stock series of the Common Stock shall be determined by the Board of Directors in a manner that is consistent with the order, as applicable, dated September 6, 1994 (Investment Company Act of 1940 Release No. 20529) issued by the Securities and Exchange Commission, and any amendments to such order, any future order or any Multiple Class Plan adopted by the Corporation in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended, that modifies or supersedes such order.

                 2. Except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of shares of the C Class shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of shares of the

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                 C Class, including without limitation the provisions of any
                 Distribution Plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (a "Distribution Plan") applicable to shares of the C Class, and (ii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other class of Common Stock or with regard to any other matter submitted to a vote of stockholders which does not affect holders of shares of the C Class.

                 3. The shares of the C Class shall not automatically convert into shares of the Trend Fund class of the Common Stock series of the Common Stock as do the shares of the Trend Fund B Class of the Common Stock series of the Common Stock.

                 FIFTH:   The Corporation is registered as an open-end company
under the Investment Company Act of 1940, as amended.

                 SIXTH:   The total number of shares of Common Stock that the
Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

                 SEVENTH: The shares of Common Stock classified as shares of the Trend Fund class of the Common Stock series of the Common Stock and the C Class, respectively, pursuant to these Articles Supplementary have been classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.

                 EIGHTH: These Articles Supplementary shall become effective on November 28, 1995.

                 IN WITNESS WHEREOF, Delaware Group Trend Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf this ____ day of November, 1995.


                                           DELAWARE GROUP TREND FUND, INC.



                                           By:
                                              ---------------------------------
                                                    George M. Chamberlain, Jr.
                                                    Senior Vice President
ATTEST:



--------------------------------
     Assistant Secretary





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                 THE UNDERSIGNED, Senior Vice President of DELAWARE GROUP TREND
FUND, INC., who executed on behalf of the said Corporation the foregoing Articles Supplementary, of which this instrument is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, said Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.



                                    --------------------------------------
                                             George M. Chamberlain, Jr.
                                             Senior Vice President





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